UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2007

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada		89169
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2007, PNK (Kansas), LLC, a Kansas limited liability company (“PNK (Kansas)”) and a wholly-owned subsidiary of Pinnacle Entertainment, Inc. a Delaware corporation (“Pinnacle”), and the Unified Government of Wyandotte County/Kansas City, Kansas entered into a Development Agreement, dated as of December 31, 2007 (the “Agreement”). The Agreement provides the general terms for the development of Pinnacle’s proposed gaming facility in Wyandotte County with a number of terms to be determined at a later date, including, but not limited to, the final budget for the Project (as defined in the Agreement) and certain on-site and off-site infrastructure improvements. Pinnacle is one of several companies vying for the one gaming license anticipated to be issued in Northeastern Kansas. The State of Kansas is expected to choose such licensee during 2008. The Agreement was required by the Unified Government in order to obtain its endorsement, which is a required element in the State’s decision-making process. The Unified Government is also believed to have entered into similar agreements in relation to at least two other casino proposals, and there are other proposals for the same license that do not fall within the jurisdiction of the Unified Government.

Pursuant to the terms of the Agreement, PNK (Kansas) has budgeted $640 million for the Project, which, at a minimum, will include the construction of (a) a gaming and multi-use facility; (b) a 500-guestroom hotel; (c) a combination retail, commercial and/or entertainment facility; (d) a convention center; and (e) a central water feature connecting the gaming facility with the proposed Schlitterbahn Vacation Village waterway. The Project is anticipated to be substantially completed approximately 36 months after the occurrence of the later of (i) the Lottery Gaming Facility Management Contract becoming effective or (ii) the resolution of the pending lawsuit relating to the constitutionality of the Kansas Expanded Lottery Act. Further, PNK (Kansas) will make charitable contributions to qualified charities in Wyandotte County selected by PNK (Kansas), including a minimum annual contribution of $1 million. PNK (Kansas) has further committed to contribute or cause an affiliate or third party to contribute a one-time contribution of $1 million to Wyandotte County qualified charitable organization selected by PNK (Kansas) following the opening of the gaming facility.

The Agreement terminates upon the earlier to occur of (a) a party other than PNK (Kansas) is selected as the Lottery Gaming Facility Manager for the northeast zone of Kansas, (b) a final unappealable judgment holding the Kansas Expanded Lottery Act unconstitutional or (c) at such time as PNK (Kansas) is no longer a Lottery Gaming Facility Manager for the northeast zone of Kansas. The Agreement is also subject to approval of Pinnacle’s Board of Directors (the “Board”). In the event that the Board does not approve the Agreement on or before January 31, 2008, the Agreement shall be void and of no effect.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(e)

Second Amendment and Restatement of the Executive Deferred Compensation Plan

On December 30, 2007, the Board adopted the Second Amendment and Restatement (the “Second Amendment”) of the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan,

established as of January 1, 2000, as amended from time to time (the “Plan”). The Second Amendment was adopted to offer certain executives the opportunity to defer income in return for a life annuity-type investment, to change the Crediting Rate on deferrals made into the Plan, and to make certain other changes to the Plan.

The Second Amendment established an annuity form of distribution under the Plan for certain key executives. Under the Second Amendment, the Compensation Committee of the Board (the “Compensation Committee”) may designate certain participants as being eligible to make Annuity Deferral Contributions. Six key executives, including the named executive officers, are currently allowed to participate in such plan. Such executives are also allowed to rollover previously deferred amounts into the Annuity Deferral Contributions plan, which will be used to provide a life annuity beginning at age 65.

Each executive’s account balance accrues interest at a rate equivalent to five percentage points above the thirty year treasury bond rate, compounded and calculated quarterly. Such rate is believed by the Compensation Committee to approximate the Company’s very long term borrowing cost for unsecured, subordinated and covenant-light obligations. At the time of the executive’s 65th birthday, the account converts into an annuity, providing fixed monthly payments until the executive’s death (or, if a joint survivorship option is selected, until the death of the later survivor), with the amount of such periodic payments calculated based on the actuarial expected lives of the executives and, if appropriate, the joint survivor beneficiary. Hence, an executive who lives beyond his actuarial life will essentially earn more than the 30 year treasuries plus five accrual rate and an executive who dies before reaching his actuarial life will earn less.

If a participant has selected the joint survivorship option and dies before reaching age 65, the Annuity Account balance will be used to pay an annuity to his designated beneficiary beginning when the executive would have reached age 65. If a participant dies before reaching age 65 and has no designated beneficiary, the Annuity Account balance will be payable to his estate in one lump sum.

The deferred amounts are unsecured, subordinated obligations of the Company and may not be transferred or pledged by the executive against other indebtedness. The Company has not established a “Rabbi Trust” or other similar vehicle that would otherwise protect the value of such deferral. On a change in control, however, Pinnacle has agreed to purchase an annuity contract from a qualified insurance company that will make the individual whole vis-à-vis such deferral amounts then outstanding and the resulting after tax annuity payment stream, as if the change of control had not occurred. Hence, in the event of a change of control, the Company will be required to purchase an annuity contract that will provide the participant with an annuity having approximately the same payments on an after-tax basis as the annuity payments the participant would have received from Pinnacle if no change in control had occurred. To the extent that the cost of purchasing the commercial annuity exceeds the participant’s account balance (including accrued interest), Pinnacle shall pay the cost differential. The purchase of such annuity may accelerate the taxes that would be owed on such deferred income. The Company will pay such taxes, as well as all taxes resulting from the payment of such taxes. This will be partially offset by the fact that a portion of each payment from a commercial annuity is return of capital, rather than income, so the Company can purchase an annuity whose pretax payments are less than the pretax payments that the executive would have received had the change in control not occurred.

The Compensation Committee established certain limits as to each executive’s Annuity Deferral Contributions. Such limits for 2008 are the lesser of 1) an amount equal to that executive’s 2006 bonus, 2)$500,000 and 3) any amount that would result in an eventual annuity greater than 50% of the executive’s current compensation. Limits 1 and 2 above are not applicable to previously-deferred amounts rolled over into the annuity option. In addition, the Compensation Committee limited all Annuity Deferral Contributions such that the effect of a change in control during 2008 would not result in an estimated overall change of control cost to the Company of more than $10 million. If the Annuity

Deferral Contributions were to exceed this $10 million limit in the event of a change of control, then all such individual contributions would be reduced ratably to remain within such limit.

The Compensation Committee has reserved the right to alter the caps, participation and interest rate accruals in future periods as to future contributions. The amounts previously deferred under the Plan, however, are irrevocable and fixed by both the Company and the individual.

Before the Second Amendment, amounts of salary and bonus deferred into the non-annuity investment option of the Plan were credited with a Crediting Rate of 10% compounded quarterly, of which 7 points were subject to forfeiture in certain circumstances. The Second Amendment removed the forfeiture feature and fully vested each participant as of December 31, 2007 in the additional 7% credited to his account. Also, effective January 1, 2008, the Second Amendment changed the non-annuity Crediting Rate for 2008 to the average, over the 30 days preceding the first business day of each quarter of the Plan Year, of the yields on 30 year U.S. Treasury Bills, plus 500 basis points, compounded quarterly. The Compensation Committee has the discretion to change the Crediting Rate for non-annuity contributions on a prospective basis as of the beginning of any quarter if it believes that the previous rate did not adequately reflect the Company’s unsecured borrowing cost. The other material terms of the Plan are unchanged by the Second Amendment.

Bonuses Awarded to Certain Executive Officers

On December 31, 2007, the Compensation Committee approved 2007 cash bonuses and deferred bonuses for most executive officers of Pinnacle not including Daniel R. Lee, Pinnacle’s Chairman of the Board and Chief Executive Officer, whose bonus will be determined by the Compensation Committee at a later time, based on achievement of previously established objective performance goals. The achievement of such goals vis-à-vis the CEO cannot be determined until the Company has completed its accounting for the 2007 year. The deferred portion of the 2007 bonuses were awarded under the Deferred Bonus Plan, a summary of which was filed as Exhibit 10.56 to Pinnacle’s Form 10-K/A filed with the Securities and Exchange Commission on May 9, 2005. The deferred bonuses are deferred and paid in three equal annual installments beginning January 2009, provided that the executive officer is employed by Pinnacle on the date of payment. All cash bonuses are expected to be paid on or about January 7, 2008 except for amounts that any executive officer may have elected to defer under Pinnacle’s other benefit plans.

In determining annual bonuses, the Company’s Compensation Committee considers many factors, including inflation, the performance of the Company, and the performance of the individual in his or her specific area of responsibility. In general, the 2007 bonuses, with some exceptions, were slightly above the bonuses awarded in 2006. The cash bonuses and the bonuses that were awarded under the Deferred Bonus Plan in 2007 and 2006 to the persons serving as executive officers of Pinnacle are as follows:

Name and Title	2007 Cash Bonus	2007 Deferred Bonus	2006 Cash Bonus	2006 Deferred Bonus
Wade W. Hundley President	$375,000	$125,000	$360,000	$120,000
Stephen H. Capp Executive Vice President and Chief Financial Officer	$356,250	$118,750	$337,500	$112,500
John A. Godfrey Executive Vice President, Secretary and General Counsel	$262,500	$87,500	$243,750	$81,250
Alain Uboldi Chief Operating Officer	$273,750	$91,250	$255,000	$85,000

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Development Agreement, dated December 31, 2007, by and between Unified Government of Wyandotte County/Kansas City, Kansas and PNK (Kansas), LLC.

Exhibit 10.2	Summary of 2007 Bonus Award Schedule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)

Date: January 4, 2008	By:	/s/ John A. Godfrey
John A. Godfrey Executive Vice President, Secretary and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 10.1	Development Agreement, dated December 31, 2007, by and between Unified Government of Wyandotte County/Kansas City, Kansas and PNK (Kansas), LLC.

Exhibit 10.2	Summary of 2007 Bonus Award Schedule.